Exhibit 10 (19)
SUMMARY OF 2006 SALARIES OF NAMED EXECUTIVE OFFICERS
The following table sets forth the current base salaries provided to the Company’s CEO and four most highly compensated executive officers:

Executive Officer	Current Salary
Andrew B. Schmitt	$500,000
Eric R. Despain	$240,000
Jerry W. Fanska	$240,000
Steven F. Crooke	$215,000
Colin B. Kinley	$200,000
The executive officers, other than Colin Kinley, President of the Energy Division, are also eligible to receive a bonus each year under the Company’s Executive Incentive Compensation Plan (the “IC Plan”). Mr. Kinley is paid a bonus based on achieving certain goals specific to his division, which for FY2006 included attaining a certain level of natural gas reserves, production and earnings before interest and taxes (EBIT). The bonuses paid to the Company’s CEO and four most highly compensated executive officers for the fiscal year ended January 31, 2006 are as shown in the following table:

Executive Officer	FY 2006 Bonus
Andrew B. Schmitt	$200,000
Eric R. Despain	$45,720
Jerry W. Fanska	$77,000
Steven F. Crooke	$60,000
Colin B. Kinley	$175,000
The Company adopted the IC Plan in fiscal 1993. Each of the Company’s executive officers, other than Mr. Kinley, is eligible to participate in the IC Plan. Mr. Kinley receives his bonus under a separate arrangement, as explained above. Under the IC Plan, each participant will be eligible for an annual cash bonus in a target amount (the “Target Bonus”) equal to a percentage (50% in the case of Mr. Schmitt and 37.5% in the case of the other Named Executive Officers) of such participant’s base compensation. The Target Bonus will be adjusted (up or down) based upon the performance of the Company as compared to certain goals included in the business plan adopted and approved by the Board of Directors. In no event, however, can a participant’s annual cash bonus under the IC Plan exceed 100% of such participant’s base compensation for the relevant year. No bonus will be payable should performance be equal to or below 80% of the relevant goals established by the business plan. In addition, the formula bonus derived as described in the preceding sentences can be further adjusted (up or down) at the discretion of the Board of Directors by up to one-third of the Target Bonus. All or part of an employee’s incentive compensation under the IC Plan may, at the discretion of the Board of Directors, be paid in the form of shares of the Company’s common stock which may consist of authorized but unissued shares of common stock or shares of common stock reacquired by the Company on the open market.
At a meeting of the Board of Directors of the Company, held on March 30, 2006, the Board set the goals for the executive officers who participate in the IC Plan to qualify for a bonus for the fiscal year ended January 31, 2007. Awards under the IC Plan for the fiscal year ended January 31, 2007 will consist of an objective component and a subjective component. The objective component will make up 70% of each award and will be based on the achievement of a set goal for the earnings per share of the Company. The objective award for the division presidents who participate in the IC Plan will be weighted the same, but will be based on the achievement of set goals for the earnings before interest and taxes (EBIT) of their respective division. The subjective component will make up 30% of each award and will be based on criteria determined by the Board of Directors for Mr. Andrew B. Schmitt, the Company’s President and Chief Executive Officer, and by Mr. Schmitt as to each of the other executive officers in the IC Plan. The goals for Mr. Kinley to qualify for a bonus for the fiscal year ended January 31, 2007 will again be based on achieving a specific level of proven natural gas reserves, natural gas production, and earnings before interest and taxes (EBIT) for his division.